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------                           U.S. SECURITIES AND EXCHANGE COMMISSION                              ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:          3235-0287
[ ] Check this box if no                                                                              Expires:      January 31, 2005
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response........ 0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
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
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    DESIGNATED FILER: MOROUN MATTHEW T.           P.A.M. TRANSPORTATION SERVICES, INC. (PTSI)     to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director       X 10% Owner
  (Last)           (First)         (Middle)    3. I.R.S. Identification   4. Statement for      ----              ---
    12225 STEPHENS ROAD                           Number of Reporting        Month/Year             Officer (give    Other (Specify
---------------------------------------------     Person, if an entity       JANUARY 2002       ----        title ---       below)
                   (Street)                       (Voluntary)             ------------------                below)
    WARREN           MI              48089                                5. If Amendment,
---------------------------------------------  --------------------------    Date of Original       --------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5. Amount of Se-    6. Owner-     7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)          curities Benefi-    ship          of In-
                                   Date        Code         (Instr. 3, 4 and 5)         cially Owned at     Form:         direct
                                               (Instr. 8)                               End of Month        Direct        Benefi-
                                  (Month/                                               (Instr. 3 and 4)    (D) or        cial
                                   Day/     ---------------------------------------                         Indirect      Owner-
                                   Year)    Code    V      Amount   (A) or    Price                         (I)           ship
                                                                    (D)                                     (Instr. 4)    (Instr. 4)
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Common Stock                      3/30/01    P             5,000     A        $7.06
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Common Stock                     12/18/01    P             5,000     A        $7.81
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                                                                                               51,000          D
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                                                                                            2,510,713          I         Held by
                                                                                                                         Limited
                                                                                                                         Partnership
                                                                                                                         (1)
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                                                                                            3,092,000          I         Held by
                                                                                                                         Trust (2)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.              Page 1 of 2
*If the Form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (3-99)

                                   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
                                   INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
                                   UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
DESIGNATED FILER: MOROUN MATTHEW T.
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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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   Stock Option
   (right to buy)            $6.00        1/18/2002  X                  1,000 2/28/1997 2/28/2002 Common   1,000
                                                                                                  Stock
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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   7,000                   D
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Explanation of Responses:

     (1)  The reporting person controls the corporation that is the general partner of the limited partnership that holds the reported securities.

     (2)  The reporting person is a co-trustee and a beneficiary of the trust that holds the reported securities.


**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.                                                  /s/ MATTHEW T. MOURON              MARCH 8, 2002
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                               -------------------------------         -------------
Note: File three copies of this Form, one of which must be                    **Signature of Reporting Person              Date
      manually signed. If space provided is insufficient, see
      Instruction 6 for procedure.

Potential persons who are to respond to the collection of
information contained in this form are not required to respond
unless the form displays a currently valid OMB Number.                                                                   Page 2 of 2
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